EXHIBIT 99.1

Austin, Texas, November 4, 2005 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today third quarter 2005 consolidated net earnings of $20.2 million, or $5.53 per diluted share, a 41% increase over consolidated net earnings of $14.3 million, or $3.96 per diluted share, reported for the third quarter of 2004. Consolidated net earnings for the first nine months of 2005 were $60.5 million, or $16.64 per diluted share, compared with $103.3 million, or $28.69 per diluted share, reported a year ago. The 2004 results include the effect of a required change in accounting for certain annuity contracts during the first quarter of that year which increased reported net earnings by $54.7 million, or $15.19 per diluted share. The Company's book value per share at September 30, 2005 increased to $238.80.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $19.2 million, or $5.27 per diluted share, for the third quarter ended September 30, 2005, compared with $15.3 million, or $4.23 per diluted share, for the quarter ended September 30, 2004. For the first nine months of 2005, earnings from operations were $54.0 million, or $14.85 per diluted share, versus $47.3 million, or $13.15 per diluted share, for the first nine months of 2004. Referring to the third quarter and nine-month results, Mr. Moody noted, "Our goal is to grow profitably within our targeted profit criteria and the results thus far this year reflect our success in operating within this framework."

Operating revenues, excluding realized investments gains and derivative income, totaled $112.3 million for the third quarter of 2005 compared to $107.2 million for the comparable quarter in 2004. Year-to-date operating revenues increased to $331.4 million from $310.4 million the year before. Mr. Moody indicated, "We continue to see increased activity in our life insurance markets as we develop new products and attract new sources of distribution. International life sales during the quarter were up 6% over the prior year while our domestic life sales increased 46% over the third quarter of 2004."

Realized investments gains, net of taxes, for the quarter ended September 30, 2005 were $1.0 million, or $0.26 per diluted share, compared with a realized loss of $1.0 million, or $0.27 per diluted share for the quarter ended September 30, 2004. For the first nine months of 2005, the Company reported realized investment gains, net of taxes, of $6.5 million, or $1.79 per diluted share, compared to realized investment gains of $1.3 million, or $0.35 per diluted share, during the first nine months of 2004. "Our focus on maintaining a diversified, high quality portfolio has lead to improved investment results with the credit markets improving from a couple of years ago," Mr. Moody stated.

At September 30, 2005, the Company maintained total stockholders' equity of $862 million, assets of $6.3 billion, and life insurance in force in excess of $14.3 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Revenues:
Revenues, excluding realized investment
gains (losses) and derivative income
(loss)	$112,253	107,159	331,442	310,430
Derivative income (loss)	6,344	(11,557)	(10,056)	(10,357)
Realized gains (losses) on investments	1,430	(1,510)	10,014	1,962

Total revenues	$120,027	94,092	331,400	302,035

Earnings:
Earnings from operations	$19,240	15,277	53,960	47,348
Net realized gains (losses) on investments	929	(982)	6,509	1,275
Cumulative effect of a change in
accounting principle	-	-	-	54,697

Net earnings	$20,169	14,295	60,469	103,320

Basic Earnings Per Share:
Earnings from operations	$5.33	4.29	14.99	13.30
Net realized gains (losses) on investments	0.26	(0.28)	1.81	0.36
Cumulative effect of a change in
accounting principle	-	-	-	15.36

Net earnings	$5.59	4.01	16.80	29.02

Basic Weighted Average Shares	3,610	3,569	3,600	3,560

Diluted Earnings Per Share:
Earnings from operations	$5.27	4.23	14.85	13.15
Net realized gains (losses) on investments	0.26	(0.27)	1.79	0.35
Cumulative effect of a change in
accounting principle	-	-	-	15.19

Net earnings	$5.53	3.96	16.64	28.69

Diluted Weighted Average Shares	3,647	3,608	3,634	3,601

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com